Exhibit 99.1

Memorandum

TO: EarthLink Board of Directors and Executive Officers

FROM: Sam DeSimone

DATE: December 6, 2005

RE: Notice of Blackout Period

EarthLink, Inc. ("EarthLink") is changing the recordkeeper of the EarthLink, Inc. 401(k) Plan (the "401(k) Plan") effective January 1, 2006. This notice is required by the Sarbanes-Oxley Act of 2002 and the SEC's Regulation BTR in order to inform you of a "blackout period" for the 401(k) Plan created by this change and resulting restrictions on trading in EarthLink common stock.

The blackout period for the 401(k) Plan will begin on December 23, 2005 and will end no later than January 13, 2006, once the conversion from the old recordkeeper to the new recordkeeper is completed. During the blackout period, Plan Participants will be generally unable to direct and diversify their Plan investments (including the transfer of assets held in their 401(k) Plan account to and from EarthLink common stock).

Pursuant to the Sarbanes-Oxley Act of 2002, as a director or executive officer of EarthLink, you will be restricted, except in limited circumstances, from, directly or indirectly, purchasing, acquiring, exercising, selling or otherwise transferring shares, or options to acquire shares, of EarthLink common stock during the blackout period. This restriction does not apply to transactions pursuant to a 10b5-1 sales plan in effect prior to the date hereof.

If you have any questions concerning this notice, please call me.